EXHIBIT 5

[Letterhead of The Otto Law Group]

October 22, 2007

Mogul Energy International, Inc.
520 Pike Street, Suite 2210
Seattle, WA 98101

Re:	Registration of Common Stock of Mogul Energy International, Inc., a Delaware corporation (“Mogul Energy”).

Ladies and Gentlemen:

For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), of 4,460,000 shares of common stock of Mogul Energy in connection with the 2007 Stock Incentive Plan of Mogul Energy, that Engagement Agreement between Mogul Energy and The Otto Law Group, PLLC, and that Consulting Agreement between Mogul Energy and Charles Flynn (collectively, the “Agreements”), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Mogul Energy’s common stock.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

THE OTTO LAW GROUP, PLLC

/s/ The Otto Law Group, PLLC